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                   AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
                         COMMON SHARES RIGHTS AGREEMENT

         This Agreement of Substitution and Amendment is entered into as of August 16, 2002, by and between Badger Meter, Inc., a Wisconsin corporation (the "Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

                                    RECITALS

A. On May 26, 1998, the Company entered into a Common Shares Rights Agreements (the "Rights Agreement") with Firstar Trust Company (the "Predecessor Agent") as rights agent.

B. The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C. The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2. The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3. AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4. From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.



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5.       Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:
                  Badger Meter, Inc.
                  4545 West Brown Deer Road
                  P. O. Box 245036
                  Milwaukee, Wisconsin 53224-9536
                  Attn:  Chief Executive Officer

If to AST:
                  American Stock Transfer & Trust Company
                  59 Maiden Lane
                  New York, NY  10038
                  Attention:  Corporate Trust Department

6. Except as expressly modified herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

7. This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.



                                        By: /s/ Deirdre C. Elliott
                                           -------------------------------------

                                        Name:  Deirdre C. Elliott
                                               Vice President - Corporate Legal
                                               Counsel and Secretary


                                        AMERICAN STOCK TRANSFER & TRUST COMPANY

                                        By: /s/ Herbert J. Lemmer
                                           -------------------------------------

                                        Name:  Herbert J. Lemmer
                                               Vice President